FIRST AMENDMENT

TO

AMENDED AND RESTATED

PARTICIPATION AGREEMENT

This FIRST AMENDMENT ( “Amendment”) is made and entered into as of the 1st day of August, 2009 by and among PHOENIX LIFE INSURANCE COMPANY (the “Company”), a New York corporation; FIDELITY DISTRIBUTORS CORPORATION (the “Underwriter”), a Massachusetts corporation; and each of VARIABLE INSURANCE PRODUCTS FUND, VARIABLE INSURANCE PRODUCTS FUND II, VARIABLE INSURANCE PRODUCTS FUND III, VARIABLE INSURANCE PRODUCTS FUND IV and VARIABLE INSURANCE PRODUCTS V, an unincorporated business trust organized under the laws of the Commonwealth of Massachusetts (each, a “Fund”)

WHEREAS, the Company, on its own behalf and on behalf of each Account, the Underwriter and the Fund are parties to an Amended and Restated Participation Agreement dated as of August 1, 2009 (the “Agreement”);

WHEREAS, the parties wish to amend certain provisions of the Agreement as set forth herein; and

WHEREAS, capitalized terms used, but not defined, in this Amendment have the meanings assigned to such terms in the Agreement.

NOW THEREFORE, in consideration of the mutual promises, representations, and warranties made herein, covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1. Section 1.6 is hereby deleted in its entirety and replaced with the following:

“1.6 The Company agrees that purchases and redemptions of Portfolio shares offered by the then current prospectus of the Fund shall be made in accordance with the provisions of such prospectus.”

2. Section 1.11 A (b) is hereby deleted in its entirety and replaced with the following:

“(b) it will comply with the Fund’s policies and procedures regarding excessive trading as set forth in the Fund’s prospectus either by complying with the terms and conditions of any Rule 22c-2 Agreement entered into between the Fund and the Company or by complying with the Company’s own policies and procedures designed to prevent excessive trading if such policies and procedures are approved by the Fund;”

3. The last sentence of Section 2.1 is hereby deleted in its entirety and replaced with the following:

“The Company further represents and warrants that it is an insurance company duly organized and in good standing under applicable law and that it has legally and validly established each Account prior to any issuance or sale thereof as a segregated asset account under the New York Insurance Code and has registered or, prior to any issuance or sale of the Contracts, will register each Account as a unit investment trust in accordance with the provisions of the 1940 Act to serve as a segregated investment account for the Contracts.”

4. Section 10.1 (h) is hereby deleted in its entirety.

5. Schedule C of the Agreement is hereby deleted in its entirety.

6. This Amendment shall be construed and the provisions hereof interpreted under and in accordance with the laws of the Commonwealth of Massachusetts.

7. This Amendment may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

8. If any provision of this Amendment shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Amendment shall not be affected thereby.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and on its behalf by its duly authorized representative.

PHOENIX LIFE INSURANCE COMPANY

By:	/s/ Jeanie Gagnon
Name:	Jeanie Gagnon
Its:	Second Vice President

VARIABLE INSURANCE PRODUCTS FUND,
VARIABLE INSURANCE PRODUCTS FUND II
VARIABLE INSURANCE PRODUCTS FUND III
VARIABLE INSURANCE PRODUCTS FUND IV, and
VARIABLE INSURANCE PRODUCTS V

By:	/s/ Bryan Mehrmann
Name:	Bryan Mehrmann
Their:	Deputy Treasurer

FIDELITY DISTRIBUTORS CORPORATION

By:	/s/ Thomas J. Corra
Name:	Thomas J. Corra
Title:	Chief Admin. Officer
Date:	09/18/2009

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